Filed Pursuant to Rule 433
Registration No. 333-183955
September 18, 2012

PRICING TERM SHEET

Novartis Capital Corporation

2.400% Notes due 2022

3.700% Notes due 2042

Fully and unconditionally guaranteed by
Novartis AG

2.400% Notes due 2022:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,500,000,000

Maturity Date:	September 21, 2022

Coupon:	2.400%

Interest Payment Dates:	March 21 and September 21, commencing March 21, 2013

Price to Public:	99.225%

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Price and Yield:	98-11 / 1.808%

Spread to Benchmark Treasury:	68 bp

Yield:	2.488%

Make-Whole Call:	Treasury Rate plus 10 bps

CUSIP:	66989H AE8

ISIN:	US66989HAE80

Trade Date:	September 18, 2012

Expected Settlement Date:	September 21, 2012 (T+3)

Listing:	None

Anticipated Ratings:	Aa2 (negative) by Moody’s Investors Service, Inc. AA- (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. RBS Securities Inc.

3.700% Notes due 2042:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$500,000,000

Maturity Date:	September 21, 2042

Coupon:	3.700%

Interest Payment Dates:	March 21 and September 21, commencing March 21, 2013

Price to Public:	98.325%

Benchmark Treasury:	3.000% due May 15, 2042

Benchmark Treasury Price and Yield:	100-03+ / 2.994%

Spread to Benchmark Treasury:	80 bp

Yield:	3.794%

Make-Whole Call:	Treasury Rate plus 12.5 bps

CUSIP:	66989H AF5

ISIN:	US66989HAF55

Trade Date:	September 18, 2012

Expected Settlement Date:	September 21, 2012 (T+3)

Listing:	None

Anticipated Ratings:	Aa2 (negative) by Moody’s Investors Service, Inc. AA- (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. RBS Securities Inc.

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.